For Immediate Release

COMPOSITE TECHNOLOGY’S DEWIND ANNOUNCES ORDER FOR D8 WIND TURBINES

Seawind Orders 10MW of DeWind D8 turbines for Chile

Irvine, CA - June 20, 2007 - Composite Technology Corporation (CTC) (OTC Bulletin Board: CPTC) announced today that its subsidiary DeWind Inc has received an order from Seawind International’s subsidiary, Enerserve Limited, (Seawind), for five 2MW DeWind D8 wind turbines for delivery to one of their projects in Chile. The turbines are scheduled for delivery in mid 2008 with towers to be supplied by Seawind. DeWind has received an initial down payment of $4.7125 million on this order. In addition Seawind will be placing orders for spare parts inventory and for service and maintenance.

“This is the first order for our client, a senior mining company in Chile, for the DeWind D8 wind turbine and demonstrates their commitment to exploring renewable energy sources”, stated Tim Adams, Managing Director of Seawind. “We expect to be deploying more than 40MW of DeWind turbines in Chile during 2008 for our internal and external project development pipeline”, he added.

Benton Wilcoxon, CEO of CTC stated, “This is the first order from the Americas for our 50hz DeWind D8 turbine since our DeWind acquisition. We are pleased to be entering a new and upcoming market for wind energy in South America. These turbines will be manufactured at the TECO-Westinghouse facility in Texas on the same production line as our advanced DeWind D8.2 wind turbine”.

About Seawind International:

Seawind International is an international provider of project management, engineering, construction and operations services to the wind energy industry. In addition, Seawind develops, builds and operates its own wind power projects across the globe. With experience in on and offshore wind projects, complex and remote sites including embedded and hybrid wind systems, Seawind can offer all the skills and resources required to deliver technically and economically robust wind project solutions to meet a diverse range of energy needs and environmental strategies. Seawind has offices in London, UK, Plymouth, UK, New York, USA and Santiago, Chile. For further information visit our website: www.seawind.uk.com or call Seawind: +44 (0) 1752 268 835

About CTC:

Composite Technology Corporation, based in Irvine, California, USA develops, manufactures and sells high performance electrical transmission and renewable energy generation products through its subsidiaries:

•  DeWind Inc., produces sells, and licenses the DeWind series of wind energy turbines including the 50Hz D8 rated at 2 megawatts (MW) and the 50Hz D6 rated at 1.25 MW, both noted for their reliability. In 2007, the first novel D8.2 turbines rated at 2 MW are planned to be delivered to North American customers from assembly operations at TECO Westinghouse Motor Company in Texas. The D8.2 utilizes the advanced WinDrive® hydrodynamic torque converter developed by Voith AG with a synchronous generator that is able to connect directly to the grid at high voltage without the use of power conversion electronics. The DeWind D8.2 will be available in both a 60Hz and 50Hz version.

•  CTC Cable Corporation produces composite rod for use in its proprietary ACCC (aluminum conductor composite core). ACCC conductors virtually eliminate the sag in power lines caused by high current and high line temperatures. ACCC conductors also reduce electricity line losses, and have demonstrated significant savings in capital and operating expenses when substituted for other conductors. ACCC conductors enable grid operators to reduce blackouts and brownouts, providing a ‘reserve electrical capacity’ by operating at higher temperatures. ACCC conductors are an innovative economical solution for reconductoring power lines, constructing new lines and crossing large spans. ACCC composite rod is delivered to qualified conductor manufacturers worldwide for local ACCC conductor production and resale into local markets.

For further information visit our websites: www.compositetechcorp.com and www.eunrg.com

For Investor Relations Contact: James Carswell, +1-949-428-8500

This press release may contain forward-looking statements, as defined in the Securities Reform Act of 1995 (the "Reform Act"). The safe harbor for forward-looking statements provided to companies by the Reform Act does not apply to Composite Technology Corporation (Company). However, actual events or results may differ from the Company's expectations on a negative or positive basis and are subject to a number of known and unknown risks and uncertainties including, but not limited to, competition with larger companies, development of and demand for a new technology, risks associated with a startup company, the ability of the company to convert quotations and framework agreements into firm orders, our customers’ fulfillment of payment obligations under the respective supply agreement, our ability to deliver reliable turbines on a timely basis, general economic conditions, the availability of funds for capital expenditure by customers, availability of timely financing, cash flow, securing sufficient quantities of essential raw materials, timely delivery by suppliers, ability to produce the turbines and acquire its components, ability to maintain quality control, collection-related and currency risks from international transactions, the successful outcome of joint venture negotiations, or the Company's ability to manage growth. Other risk factors attributable to the Company's business may affect the actual results achieved by the Company including those that are found in the Company's Annual Report filed with the SEC on Form 10-K for fiscal year ended September 30, 2006 and subsequent Quarterly Reports on Form 10-Q and subsequent Current Reports filed on Form 8-K that will be included with or prior to the filing of the Company’s next Quarterly or Annual Report.

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